Exhibit 10.18.1

Compensatory Arrangements with Directors

The amount of the annual cash retainer, committee chair cash retainers and restricted stock grants for our non-employee directors for the current year are set forth in the table below. Each non-employee director is also paid $2,000 for each meeting of the Board of Directors or any committee thereof of which he is a member that he attends. Directors who are employees of PTC are not compensated for their service as a director.

Name	Chair Position	Annual Retainer	Committee Chair Retainer	Annual Equity Grant(1)
Donald Grierson	Lead Independent Director	$75,000	—	10,103 shares
	Corporate Governance Committee		—
	Compensation Committee		$10,000

Paul Lacy		$35,000		8,383 shares

Robert Schechter	Audit Committee	$35,000	$10,000	9,243 shares

Michael Porter	Corporate Development Committee	$35,000	$5,000	8,383 shares

(1)	The restrictions on the shares will lapse on the earlier of the date of the 2012 Annual Meeting of Stockholders and March 15, 2012, provided the person remains a director on that date and pursuant to our 2000 Equity Incentive Plan.